August 13, 2021

Syntax ETF Trust

1 Liberty Street, 46th Floor

New York, NY 10006

Syntax ETF Trust

Registration Nos. 333-215607 and 811-23227

with respect to

Syntax Stratified Europe and Asia Developed Markets ETF

and Syntax Stratified 1000 ETF

Ladies and Gentlemen:

We have acted as counsel to the Syntax ETF Trust, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust intends to file the Registration Statement on or about August 13, 2021 in order to register shares (the “Shares”) of beneficial interests of the Syntax Stratified Europe and Asia Developed Markets ETF and the Syntax Stratified 1000 ETF (each a “Fund” and, collectively, the “Funds”). The Registration Statement seeks to register an unlimited number of Shares of each Fund.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); relevant resolutions of the Trust’s Board of Trustees; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

August 13, 2021

1.       The Funds’ Shares, when issued, will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares.

2.       The Funds’ Shares, when issued, will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Funds and not to the registration of any other series or classes of the Trust that may have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Registration Statement, the Shares of beneficial interests of the Funds, when issued upon the terms and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP